UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 17, 2008

McCormick & Schmick’s Seafood Restaurants, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50845	20-1193199
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 SW Washington Street

Suite 550

Portland, Oregon 97205

(Address of principal executive offices)

(503) 226-3440

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 13, 2008, the McCormick & Schmick’s Seafood Restaurants, Inc. (the “Company”) entered into a three-year employment agreement with William T. Freeman, who will serve as the Chief Executive Officer (CEO) of the Company beginning in January 2009. Mr. Freeman (age 48) has more than 19 years of experience in the restaurant and entertainment industries, most recently as the Founder, President and Chief Executive Officer of Fox Sports Grill, where he was responsible for the creation, development, operation and growth of the concept from inception. He has also held senior management positions with Robert Redford’s Sundance Entertainment, where he was responsible for all operating divisions including the Sundance Channel, Sundance Resort and the development of the Sundance Film Centers; and Disney Regional Entertainment, where he developed, operated and grew the ESPN brand on a national basis through the development of retail, restaurant and live production venues. Earlier in his career, Mr. Freeman also served in executive positions at DAKA International, a former parent company of Champps Americana and Fuddruckers. Mr. Freeman began his career as a Certified Public Accountant at Ernst & Whinney.

As CEO, Mr. Freeman’s annual base salary is $450,000 and his target cash bonus for the 2009 fiscal year is 50% of his base salary. When he commences full time employment as CEO, Mr. Freeman will be granted an option under the Company’s 2004 Stock Incentive Plan to purchase 250,000 shares of common stock of the Company at a per share price equal to the closing price on the date of the grant. The Company and Mr. Freeman have also entered into Executive Severance and Non-Competition Agreement. The benefits under the severance agreement are as follows:

•

If employment is involuntarily terminated, including due to death or disability, other than for “cause,” which is the willful and continued failure to perform assigned duties or the willful engagement in illegal conduct that materially injures the Company, Mr. Freeman would receive severance equal to (1) one-year’s base salary, plus (2) the average of his bonuses for the two prior completed fiscal years, plus (3) a lump sum payment of an amount estimated to be sufficient to continue health insurance coverage for six months under COBRA continuation laws.

•

If the Company experiences a change of control and employment is terminated other than for “cause,” or if Mr. Freeman resigns because he is required to move, the Company’s successor does not agree to be bound by the agreement, or Mr. Freeman’s duties, pay or total benefits are reduced, he would receive the benefits described above and, in addition, (1) all of his options to purchase common stock would become immediately exercisable, and (2) he would receive an additional amount in cash necessary to pay any tax owed by him in connection with the severance payments.

Effective upon his full time employment as CEO, the board of directors of the Company intends to expand the size of the board by one and elect Mr. Freeman a director.

The employment agreement and severance agreement will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending December 27, 2008.

Concurrent with Mr. Freeman’s appointment, Douglas L. Schmick will resign as the Company’s Chief Executive Officer. Mr. Schmick will remain the Chairman of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McCormick & Schmick’s Seafood Restaurants, Inc.

Date: November 17, 2008	By:	/s/ EMANUEL N. HILARIO
	Name:	Emanuel N. Hilario
	Title:	Chief Financial Officer